EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Premier Parks Inc.:



We consent to incorporation by reference in the registration statement
(No. 333-56075) on Form S-3 and in the registration statement (No. 333-59249) on Form S-8 of Premier Parks Inc. of our report dated March 22, 1999, relating to the consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report of Form 10-K of Premier Parks Inc.



                                                        /s/ KPMG LLP
                                                        KPMG LLP

Oklahoma City, Oklahoma
March 30, 1999